Exhibit 10.10

ADESA, INC.

DIRECTOR COMPENSATION DEFERRAL PLAN

Restated Effective January 1, 2005

TABLE OF CONTENTS

SECTION 1	RESTATEMENT, PURPOSE, AND APPLICATION	1

SECTION 2	DEFINITIONS AND INTERPRETATION	1

2.1	Definitions	1
2.2	Rules of Construction	3

SECTION 3	ELIGIBILITY FOR PARTICIPATION	3

SECTION 4	DEFERRALS	4

4.1	Permitted Deferrals	4
4.2	Deferral Election Form	4
4.3	Deferral Payout Form	4
4.4	Election to Defer Irrevocable	4

SECTION 5	ACCOUNTS	4

5.1	Establishment of Deferral Accounts	4
5.2	Crediting of Elective Deferrals	4
5.3	Additional Credits and Charges to Accounts	5
5.4	Statement of Accounts	6

SECTION 6	PAYMENT OF BENEFITS	6

6.1	Distribution of Accounts	6
6.2	Designation of Beneficiary	6
6.3	Additional Provisions Relating to Distributions	7

SECTION 7	ADMINISTRATION AND CLAIMS PROCEDURES	7

7.1	Administration	7
7.2	Filing a Claim	7
7.3	Expenses	7
7.4	Tax Withholding	7

SECTION 8	AMENDMENT AND TERMINATION	7

SECTION 9	MISCELLANEOUS PROVISIONS	8

9.1	Source of Payments	8
9.2	Prohibition Against Alienation	8
9.3	Successors	8
9.4	Severability	8

i

ADESA, INC.
DIRECTOR COMPENSATION DEFERRAL PLAN

This Restatement of ADESA, Inc. Director Compensation Deferral Plan (“Plan”) has been adopted by ADESA, Inc. (“Company”), effective January 1, 2005.

SECTION 1

RESTATEMENT, PURPOSE, AND APPLICATION

The Company established the Plan, effective April 21, 2004, to provide a means by which members of the Company’s Board of Directors can defer certain compensation for their services as Directors.  By this restatement, the Company intends to conform the Plan with the requirements of Internal Revenue Code Section 409A.  Except as expressly provided herein, this restatement shall not apply to Grandfathered amounts, which shall remain subject to the terms of the Plan, as in effect immediately before this restatement.

SECTION 2

DEFINITIONS AND INTERPRETATION

2.1                                 Definitions.

Whenever the first letter of a term is capitalized herein, it shall have the meaning provided below, unless a different meaning is plainly required by the context:

(a)                                  “Account” means, with respect to a Participant, the bookkeeping account established by the Administrator to record the Participant’s interest under the Plan.  “Account” also means, when the context so permits, the amount credited to such bookkeeping account.  Each Participant’s Account shall consist of the following sub-Accounts, to the extent applicable:

(1)                                  “Deferral Account” means the Participant’s interest under the Plan attributable to Elective Deferrals made or vested after December 31, 2004.  The Administrator shall separately account for amounts deferred pursuant to each Deferral Election and the earnings thereon.

(2)                                  “Grandfathered Deferral Account” means the Participant’s interest under the Plan attributable to (i) Elective Deferrals made and vested on or before December 31, 2004, and (ii) Grandfathered elective deferrals under the ALLETE Director Compensation Plan transferred to this Plan on or before December 31, 2004.

(b)                                 “Administrator” means the Board; provided, however, the Board may delegate one or more administrative responsibilities under the Plan to any person (including a committee), in which case such person shall be considered the Administrator with respect to the delegated responsibility.

(c)                                  “Applicable Form” means the appropriate form, as designated and furnished by the Administrator, to make an election or provide a notice under the Plan.

(d)                                 “Beneficiary” means, with respect to a Participant, the Participant’s beneficiary or beneficiaries, as determined pursuant to Section 6.2.

(e)                                  “Benefit Commencement Date” means the date as of which a distribution under the Plan is to be made (or begin, if payable in installments).

(f)                                    “Board” means the Company’s Board of Directors.

(g)                                 “Cash Retainer Compensation” means the compensation that would be payable to the Director in cash, absent his or her election, for services as a Director, except for expense reimbursements and travel allowances.

(h)                                 “Change in Control Event” means, with respect to a Director, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, to the extent any such event is deemed to be an event described in Section 409A(a)(2)(A)(v) of the Code and Section 1.409A-3(g)(5) of the proposed Treasury regulations or any successor thereto.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)                                     “Company” means ADESA, Inc.

(k)                                  “Deferral Election” means a Director’s election to defer Cash Retainer Compensation by filing a Deferral Election Form.

(l)                                     “Deferral Election Form” means the form approved by the Administrator for making Deferral Elections.

(m)                               “Designated Person” means the individual designated by the Administrator to receive an election form under the Plan.

(n)                                 “Director” means any Board member who is not a common law employee of an Employer.

(o)                                 “Elective Deferrals” means amounts deferred by a Participant under the Plan pursuant to the Participant’s Deferral Election.

(p)                                 “Employer” or “Employers” means the Company and any parent or subsidiary thereof.

(q)                                 “Fixed Investment Fund” means an Investment Fund providing for a fixed stated rate of return, as established by the Administrator from time to time.

(r)                                    “Fund” means an Investment Fund.

(s)                                  “Grandfathered” means an amount deferred and vested on or before December 31, 2004, under an arrangement that has not been materially modified within the meaning of Code

Section 409A and the guidance thereunder and is, therefore, not subject to the requirements of Code Section 409A.

(t)                                    “Investment Credit” means, with respect to an Account, an amount credited to the Account pursuant to Subsection 5.3(b).

(u)                                 “Investment Fund” means a fund established by the Administrator pursuant to Subsection 5.3(b) for the purpose of determining Investment Credits.

(v)                                 “Participant” means a Director with an Account balance under the Plan.

(w)                               “Plan” means the deferred compensation plan embodied herein, as amended from time to time, known as the ADESA, Inc. Director Compensation Deferral Plan.

(x)                                   “Plan Year” means the 12-month period beginning each January 1 and ending on the following December 31.

(y)                                 “Terminates Service” or “Termination of Service” means a complete termination of the service relationship between the Participant and all Employers.

(z)                                   “Trust” means the Trust for ADESA, Inc. Director Compensation Deferral Plan, as amended from time to time.

(aa)                            “Trustee” means the trustee of the Trust from time to time.

2.2                                 Rules of Construction.

The following rules shall govern the interpretation of the Plan:

(a)                                  The Plan is intended to comply with Code Section 409A, and it shall be interpreted and administered in accordance with such intent.

(b)                                 Subject to the provisions of Subsection (a), the Plan shall be construed, regulated, and administered in accordance with the internal laws of the State of Indiana, without regard to conflict of law principles.

(c)                                  Words used in the masculine gender shall be deemed to include the feminine, where appropriate, and vice versa, and words used in the singular shall be deemed to include the plural, where appropriate, and vice versa.

(d)                                 Headings and subheadings have been inserted for convenience of reference only and shall not affect the construction of the terms hereof.

SECTION 3

ELIGIBILITY FOR PARTICIPATION

An individual shall become eligible for participation upon becoming a Director.

SECTION 4

DEFERRALS

4.1                                 Permitted Deferrals.

A Director may elect to defer any whole percentage of the Cash Retainer Compensation otherwise payable to him or her with respect to services performed during a Plan Year by filing a Deferral Election Form with the Designated Person on or before December 31 of the preceding Plan Year.  An individual may also elect to defer any whole percentage of the Cash Retainer Compensation payable to him or her for the portion of the Plan Year remaining after filing the Deferral Election Form by filing such form with the Designated Person within 30 days of becoming a Director. Compensation paid in stock may not be deferred pursuant to this Section.

4.2                                 Deferral Election Form.

For a Deferral Election to be effective, the Director must file a properly completed Deferral Election Form with the Designated Person during the period required by Section 4.1 and complete any other forms reasonably required by the Administrator.  If a Director does not file a timely Deferral Election Form with respect to a Plan Year, the Director shall be deemed to have irrevocably elected not to defer any portion of his or her Cash Retainer Compensation for such Plan Year.

4.3                                 Deferral Payout Form.

Each Deferral Election Form filed by a Director shall specify the manner in which all amounts deferred pursuant to Form and the earnings on such amounts shall be distributed.  The available payment options are specified in Section 6.1.

4.4                                 Election to Defer Irrevocable.

Except as otherwise expressly provided in this Plan, the elections made on a Director’s Deferral Election Form shall be irrevocable when filed with the Designated Person.

SECTION 5

ACCOUNTS

5.1                                 Establishment of Deferral Accounts.

The Administrator shall establish an Account with respect to each Participant to record that Participant’s interest under the Plan.

5.2                                 Crediting of Elective Deferrals.

Amounts deferred by a Director shall be credited to his or her Account as of the date on which such amounts would otherwise have been paid to the Director in cash (absent the Deferral Election).

5.3                                 Additional Credits and Charges to Accounts.

(a)                                  On the date of any distribution with respect to a Participant under the Plan, the Participant’s Accounts shall be reduced by the amount of the distribution.

(b)                                 Investment Credits.  Investment Credits shall be made to a Participant’s Accounts as provided in following paragraphs of this Subsection:

(1)                                  The Administrator shall, from time to time, select Investment Funds to be used to determine Investment Credits under the Plan.  The Administrator shall provide Participants with information regarding the Funds and may, in its sole discretion, discontinue, substitute, or add a Fund as of the first day of any month by providing at least 30 days’ prior written notice to Participants.

(2)                                  Each Participant may elect for his Accounts to be invested in one or more of the Investment Funds by filing an Applicable Form with the Administrator.  A Participant may change his investment election as of the beginning of any calendar month by filing a new Applicable Form with the Administrator before the first day of such month.  If a Participant does not designate any Investment Fund, he shall be deemed to have elected the Fixed Interest Fund, to the extent that such Fund exists, or if such Fund is no longer available, the most comparable available Investment Fund.

(3)                                  It is anticipated that the Company will contribute to the Trust, not later than 30 days following the date as of which an Elective Deferral is credited to a Participant’s Account (“Contribution Period”), an amount equal to such credit and that such amount will be invested by the Trustee pursuant to the Participant’s election.  If an anticipated contribution and investment are made within the Contribution Period, the Investment Credits with respect to the affected Participant’s Accounts shall be the amounts earned by the Trust with respect to such Accounts, as determined by the Administrator.  If an anticipated contribution and investment are not made within the Contribution Period, the affected Participant’s Accounts shall be credited with Investment Credits as if such contributions had been made.

(4)                                  It is anticipated that the Trustee will reinvest Trust assets to reflect a Participant’s election to change Investment Funds within 30 days after the effective date of the Participant’s election (“Reinvestment Period”).  If the Trustee changes the investment of Trust assets to reflect to Participant’s election within the Reinvestment Period, the Investment Credits with respect to the affected Participant’s Accounts shall be the amounts earned by the Trust with respect to such Accounts, as determined by the Administrator.  If the Trustee does not change the investment of Trust assets to reflect to Participant’s election within the Reinvestment Period the affected Participant’s Accounts shall be credited with Investment Credits as if such reinvestment had been made.

(5)                                  For purposes of determining the Investment Credits with respect to the Fixed Income Fund, the earnings of such Fund shall be deemed to be the stated rate for the Fund, as in effect from time to time, rather than the actual return on Trust assets.

(6)                                  In determining Investment Credits to be credited to an Account, the Administrator may make reasonable estimates and approximations, as it deems appropriate.

5.4                                 Statement of Accounts.

At least annually, the Administrator shall provide to each Director a statement indicating the balance of his or her Account(s) as of a recent date, in such form as the Administrator deems appropriate.

SECTION 6

PAYMENT OF BENEFITS

6.1                                 Distribution of Accounts.

(a)                                  The portion of a Director’s Account balance attributable to each Deferral Election shall be paid in accordance with that Deferral Election.  If the Director is alive, payments shall be made to the Director.  Except as expressly provided herein, after the Director’s death, any remaining payments shall be paid to his Beneficiary in the same form in which they would have been paid if the Director were still alive.

(b)                                 A Director may elect, as part of his or her Deferral Elections, that amounts deferred pursuant to the election and all earnings thereon be paid (i) in a lump sum or (ii) in substantially equal annual installments over a term of two to ten years, as elected by the Director.  The Benefit Commencement Date for such payments shall occur during the first calendar quarter following the Director’s Termination of Service (but in no event more than 2-½ months following the calendar quarter in which the Director Terminates Service).

(c)                                  If a Change in Control Event occurs prior to the benefit payment date that would otherwise occur under Section 6.1(a) or 6.1(b) with respect to a Director, the Director’s Account balance shall be paid in a single lump sum on the later of (i) a Change in Control Event; or (ii) January 1, 2007.

6.2                                 Designation of Beneficiary.

Each Participant may designate one or more beneficiaries or change a prior Beneficiary designation by filing an Applicable Form with the Designated Person.  To be effective, the Beneficiary designation form must be received by the Designated Person during the Participant’s life.  If the Participant has not designated a Beneficiary, or all persons designated as Beneficiaries have pre-deceased the Participant, the Participant’s Beneficiary shall be his estate.  Unless otherwise specified in the Director’s Beneficiary designation, if a Beneficiary who survives the Participant dies before receiving all payments to which he or she would be entitled under the Plan, the remaining Account balance payable to the Beneficiary shall be paid in a lump sum to Beneficiary’s estate.

6.3                                 Additional Provisions Relating to Distributions.

If an amount is payable under the Plan to a minor, person declared incompetent, or a person incapable of handling the disposition of his or her property, the Administrator may, in its discretion, make such payment to the guardian, legal representative, or person having the care or custody of such person.  The Administrator may require proof of incompetency, minority, or guardianship as it may deem appropriate before making such payment.  Such distribution shall completely discharge all persons from any and all liability with respect to such benefit.

SECTION 7

ADMINISTRATION AND CLAIMS PROCEDURES

7.1                                 Administration.

This Plan shall be administered by the Administrator.  The Administrator may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan.  The Administrator shall have the authority to interpret the provisions of the Plan, which interpretation shall be conclusive and binding on all Directors and Beneficiaries.

7.2                                 Filing a Claim.

Any Director or Beneficiary, or his or her authorized representative, may make a claim for benefits due him or her under the Plan by making a written request therefor to the Administrator, setting forth with specificity the facts and events which give rise to the claim.  The Administrator shall promptly respond, consistent with any legal requirements that may apply.

7.3                                 Expenses.

The cost of payment from the Plan and the expense of administering the Plan shall be borne by the Company.

7.4                                 Tax Withholding.

The Company may deduct from any payment to be made under the Plan, any federal, state, or local taxes or other charges required by law to be withheld with respect to such payments.

SECTION 8

AMENDMENT AND TERMINATION

The Company may amend or terminated that Plan at any time, provided, however, that no amendment or termination shall provide for a distribution that violates Code Section 409A or adversely affect any Participant’s Account, unless the affected Participant (or Beneficiary, if the Participant is deceased) has given prior written consent to such change.  Any action to amend or terminate the Plan must be approved by the Board or its designee.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1                                 Source of Payments.

The Company shall be responsible for the payment of all benefits under the Plan to the extent that such benefits are not payable from the Trust.  The Company shall not have any obligation to set aside assets for the provision of benefits under the Plan and, if any such funds are contributed to the Trust, they shall remain subject to the claims of the Company’s creditors.  No Participant or Beneficiary shall have any rights to any assets of the Company or the Trust other than as a general creditor of the Company.

9.2                                 Prohibition Against Alienation.

No benefit or interest available under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment, either voluntarily or involuntarily.

9.3                                 Successors.

The provisions of the Plan shall be binding of each Director, his or her heirs, personal representatives, and beneficiaries (including the Beneficiary), and subject to the Company’s right to amend or terminate the Plan.  The provisions of the Plan shall also be binding on the Company and its successors and assigns.

9.4                                 Severability.

If any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed as if such illegal or invalid provision had never been included in the Plan.

The undersigned duly authorized officer of ADESA, Inc. has executed this Restatement of ADESA, Inc. Director Compensation Deferral Plan on this 21st day of December, 2006.

ADESA, INC.

/s/ David G. Gartzke
David G. Gartzke
Title: Chairman and Chief Executive Officer